UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2009

Dollarama Group L.P.

Dollarama Group Holdings L.P.

(Exact name of registrants as specified in their charters)

Quebec, Canada	333-134550 333-143444	Not Applicable
(State or other jurisdiction of incorporation or organization)	Commission File Numbers:	(I.R.S. Employer Identification No.)

5805 Royalmount Avenue

Montreal, Quebec H4P 0A1

(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (514) 737-1006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Effective as of September 10, 2009, Mr. Coallier has resigned as Chief Financial Officer of Dollarama Group L.P. and Dollarama Group Holdings L.P. (collectively, the “Partnership”). Mr. Coallier shall remain employed by the Partnership as an employee holding the position of Senior Vice President Finance up until the earlier of the date upon which the new Chief Financial Officer replacing Mr. Nicholas Nomicos as interim Chief Financial Officer is designated and December 1, 2009.

(c) On September 10, 2009, Mr. Nicholas Nomicos was appointed as Senior Vice President, interim Chief Financial Officer and Secretary of the Partnership. Mr. Nomicos is 46 years old and is also a member of our Board of Directors. Mr. Nomicos will not receive any compensation from the Partnership for his services. Mr. Nomicos previously served as the Partnership’s interim Chief Financial Officer from November 2004 to August 2005. Mr. Nomicos is an operating partner at Bain Capital Partners, LLC. Prior to joining Bain Capital in 1999, Mr. Nomicos held several senior corporate and division management positions at Oak Industries Inc., a publicly traded component manufacturing conglomerate serving the telecommunications and appliance control industries. Previously, Mr. Nomicos was a manager at Bain & Company. Mr. Nomicos also serves as a director of Bombardier Recreational Products.

(d) On September 9, 2009, Felipe Merry del Val and Younes Zemmouri were appointed as directors of the general partner of the Partnership.

The Partnership is controlled by funds advised by Bain Capital Partners, LLC and each of Mr. Nomicos, Mr. Merry del Val and Mr. Zemmouri is employed by Bain Capital Partners, LLC or an affiliate thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLARAMA GROUP L.P. DOLLARAMA GROUP HOLDINGS L.P. By: Dollarama Group GP Inc., general partner

By:	/S/ LARRY ROSSY
Name: Larry Rossy Title: Chief Executive Officer

Date: September 10, 2009